Exhibit 10.8

Schedule of Board Fees

The Compensation Committee and Board of Directors of Lakeland Financial Corporation adopted the following fee schedule effective January 1, 2008:

Annual Director Retainer:	$13,000
Annual Audit Committee Chairman Retainer:	$15,000
Annual Lead Director Retainer:	$14,000
Board Meeting Fee:	$800	per meeting
Committee Meeting Fee:	$700	per meeting